Exhibit (a)(1)(E)
Offer to Purchase for Cash
by
X FINANCIAL
Up to 2 Million of its American Depositary Shares
At a Cash Purchase Price of $4.52 per ADS

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME, JULY 12, 2024, UNLESS THE
OFFER IS EXTENDED OR TERMINATED (SUCH DATE AND TIME, AS THEY MAY
BE EXTENDED, THE “EXPIRATION DATE”).

To Our Clients:
X Financial, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company,” “X Financial,” “we,” “our” or “us”), invites our securityholders to tender up to 2 million American Depositary Shares (the “ADSs”) of the Company, each representing six Class A ordinary shares, par value $0.0001 per share, for purchase by us at a price of $4.52 per ADS (the “Purchase Price”) to the seller in cash, less any applicable withholding taxes, less a cancellation fee of $0.05 per ADS accepted for purchase in the Offer that will be paid to The Bank of New York Mellon, the Company’s ADS depositary (the “ADSs Depositary”), and without interest, upon the terms and subject to the conditions described in this Offer to Purchase (together with any amendments or supplements thereto, the “Offer to Purchase”), in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”) and in other related materials as may be amended or supplemented from time to time (collectively, with the Offer to Purchase and Letter of Transmittal, the “Offer”).
Upon the terms and subject to the conditions of the Offer, if 2 million ADSs or less are properly tendered and not properly withdrawn prior to the Expiration Date, the Company will purchase all ADSs properly tendered. All ADSs acquired, if any, in the Offer will be acquired at the Purchase Price. Only ADSs properly tendered and not properly withdrawn will be purchased. However, because of proration and the conditional tender provisions described in the Offer to Purchase, the Company may not purchase all of the ADSs tendered if more than 2 million ADSs are properly tendered and not properly withdrawn. ADSs not purchased in the Offer will be returned to the tendering securityholders as promptly as practicable after the Expiration Date.
Capitalized terms used herein and not defined herein shall have the meanings given to them in the Offer to Purchase. The description of the Offer in this letter is only a summary and is qualified by the terms and conditions of the Offer set forth in the Offer to Purchase, the Letter of Transmittal and other related materials.
The Company will not purchase any ADSs tendered at prices in excess of the Purchase Price.   When used together with a specific time, the term “Expiration Date” refers to the date on which the Offer expires. Upon the terms and subject to the conditions of the Offer, if 2 million ADSs or fewer are properly tendered and not properly withdrawn, the Company will purchase all ADSs properly tendered and not properly withdrawn prior to the Expiration Date. Only ADSs properly tendered and not properly withdrawn will be purchased in the Offer upon the terms of and subject to the conditions of the Offer (including proration and conditional tender provisions described in the Offer to Purchase). Under no circumstances will interest be paid on the Purchase Price for the ADSs regardless of any delay in making such payment. All ADSs acquired in the Offer, if any, will be acquired at the Purchase Price. The Company reserves the right, in its sole discretion, to increase or decrease the Purchase Price and to increase or decrease the number of ADSs sought in the Offer, subject to applicable law. In accordance with the rules of the Securities and Exchange Commission, if more than 2 million ADSs are properly tendered in the Offer, the Company may increase the number of ADSs accepted for payment in the Offer by no more than 2% of the outstanding ADSs, or increase the aggregate purchase price of ADSs by no more than 2%, without extending the Offer.
The Company reserves the right, in its sole discretion, to (i) upon the occurrence of any of certain conditions to the Offer more specifically described in the Offer to Purchase, (a) terminate the Offer and return all tendered ADSs to the tendering securityholders, (b) extend the Offer and, subject to the withdrawal rights set forth in the Offer to Purchase, retain all of the tendered ADSs until the expiration of the Offer as so extended, (c) waive a condition to the Offer and, subject to any requirement to extend the period of time during which the Offer is open, purchase all of the ADSs properly tendered and not properly withdrawn prior to the Expiration Date, subject to proration, or (d) delay acceptance for payment of or payment for ADSs, subject to applicable law, until satisfaction or waiver of such condition, or (ii) amend the Offer in any respect, subject to applicable law.
If the terms and conditions of the Offer have been satisfied or waived and 2 million ADSs or less are properly tendered and not properly withdrawn prior to the Expiration Date, we will buy all ADSs properly tendered.
Upon the terms and subject to the conditions of the Offer, if more than 2 million ADSs, or such greater number of ADSs as we may elect to purchase, subject to applicable law, have been properly tendered and not properly withdrawn prior to the Expiration Date, we will purchase properly tendered and not properly withdrawn ADSs on a pro rata basis with appropriate adjustments to avoid purchases of fractional ADSs, as described below. Such proration will apply to all securityholders without priority. If proration of tendered ADSs is required, we will determine the proration factor promptly following the Expiration Date. Subject to adjustment to avoid the purchase of fractional ADSs, proration for each beneficial owner tendering ADSs will be based on the ratio of the number of ADSs properly tendered and not properly withdrawn by the beneficial owner to the total number of ADSs properly tendered and not properly withdrawn by all securityholders.
As a result of the foregoing priorities applicable to the purchase of ADSs properly tendered, it is possible that fewer than all ADSs tendered by a securityholder will be purchased or that, if a tender is conditioned upon the purchase of a specified number of ADSs, none of those ADSs will be purchased even though those ADSs were properly tendered and not properly withdrawn. ADSs not purchased in the Offer, including ADSs not purchased because of proration or conditional tender, will be returned to the tendering securityholders at the Company’s expense promptly after the Expiration Date. See Section 1, Section 3 and Section 5 of the Offer to Purchase.
The Offer is not conditioned on any minimum number of ADSs being tendered. The Offer is, however, subject to certain other conditions. See Section 7 of the Offer to Purchase.
We are the owner of record of ADSs held for your account. As such, we are the only ones who can tender your ADSs, and we can tender your ADSs only pursuant to your instructions. WE ARE SENDING YOU THE LETTER OF TRANSMITTAL AND OTHER TENDER OFFER MATERIALS FOR YOUR INFORMATION ONLY; YOU CANNOT USE IT OR ANY OTHER MATERIALS TO TENDER ADSS WE HOLD FOR YOUR ACCOUNT.
Please instruct us as to whether you wish us to tender any or all of the ADSs we hold for your account in accordance with the terms and subject to the conditions of the Offer.
Please note the following:
1.   You should consult with your broker or other financial or tax advisors on the possibility of designating the priority in which your ADSs will be purchased in the event of proration.
2.   The Offer, proration period and withdrawal rights will expire at 5:00 P.M., New York City time, on July 12, 2024, unless the Company extends or terminates the Offer in accordance with the terms and subject to the conditions of the Offer, subject to applicable law.
3.   If you wish to make your tender conditional upon the purchase of all ADSs that you tender or upon the Company’s purchase of a specified minimum number of the ADSs that you tender, you may elect to do so and thereby avoid possible proration of your tender. The Company’s purchase of ADSs from all tenders that are so conditioned will be determined by random lot selection to the extent feasible, and to be eligible for purchase by random lot selection, any securityholder whose ADSs are conditionally tendered must have tendered all of its ADSs. To elect such a condition, complete the box entitled “Conditional Tender” in the attached Instruction Form.
4.   Tendering securityholders who are tendering ADSs registered in their name and who are tendering such ADSs directly to Broadridge Corporate Issuer Solutions, LLC, the Depositary, will not be obligated to pay any brokerage commissions or fees to the Company or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on the Company’s purchase of ADSs under the Offer.
YOUR PROMPT ACTION IS REQUESTED. YOUR INSTRUCTION FORM SHOULD BE FORWARDED TO US WITH AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF BEFORE THE EXPIRATION DATE. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JULY 12, 2024, UNLESS THE OFFER IS EXTENDED OR TERMINATED.
If you wish to have us tender any or all of your ADSs, please so instruct us by completing, executing, detaching and returning the attached Instruction Form to us. If you authorize us to tender your ADSs, we will tender all such ADSs unless you specify otherwise on the attached Instruction Form.
The Offer is being made solely under the Offer to Purchase, the Letter of Transmittal and related materials, and is being made to all record holders of ADSs. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of ADSs residing in any jurisdiction in which the making of the Offer or acceptance thereof will not be in compliance with the securities, “blue sky” or other applicable laws of such jurisdiction.

INSTRUCTION FORM
The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated June 5, 2024 (together with any amendments or supplements thereto, the “Offer to Purchase”), the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”) and other related materials (together with any amendments or supplements thereto, the Offer to Purchase and the Letter of Transmittal, the “Offer”) in connection with the offer by X Financial, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), to purchase up to 2 million American Depositary Shares (the “ADSs”) of the Company, each representing six Class A ordinary shares, par value $0.0001 per share, for purchase by us at a price of $4.52 per ADS (the “Purchase Price”) to the seller in cash, less any applicable withholding taxes, less a cancellation fee of $0.05 per ADS accepted for purchase in the Offer that will be paid to The Bank of New York Mellon, the Company’s ADS depositary (the “ADSs Depositary”), and without interest, upon the terms and subject to the conditions of the Offer. Capitalized terms used herein and not defined herein shall have the meanings given to them in the Offer to Purchase.
The undersigned hereby instruct(s) you to tender to the Company the number of ADSs indicated below, or, if no number is specified, all ADSs you hold for the account of the undersigned, at the price per ADS indicated below, upon the terms and subject to the conditions of the Offer.
Aggregate Number Of ADSs To Be Tendered
By You For The Account Of The Undersigned:             ADSs*.
*
Unless otherwise indicated, it will be assumed that all ADSs held by us for your account are to be tendered.

CONDITIONAL TENDER
(See Instruction 10 of the Letter of Transmittal)
A securityholder may tender ADSs subject to the condition that a specified minimum number of the securityholder’s ADSs tendered pursuant to the Letter of Transmittal must be purchased if any ADSs tendered are purchased, all as described in the Offer to Purchase and particularly in Section 6 thereof. Unless at least that minimum number of ADSs indicated below is purchased by the Company pursuant to the terms of the Offer, none of the ADSs tendered by you will be purchased. It is the tendering securityholder’s responsibility to calculate that minimum number of ADSs that must be purchased if any are purchased, and the Company urges securityholders to consult their own financial or tax advisors before completing this section. Unless this box has been checked and a minimum specified, the tender will be deemed unconditional.
☐
The minimum number of ADSs that must be purchased, if any are purchased, is:             ADSs.

If, because of proration, the minimum number of ADSs designated will not be purchased, the Company may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, the tendering shareholder must have tendered all of his or her ADSs and checked this box:
☐
The tendered ADSs represent all ADSs held by the undersigned.

The method of delivery of this document is at the election and risk of the tendering shareholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.
The Company’s Board of Directors has authorized the Company to make the Offer. However, none of the Company, any of the members of its Board of Directors, Broadridge Corporate Issuer Solutions, LLC, the Information Agent, or the Depositary makes any recommendation to securityholders as to whether they should tender or refrain from tendering their ADSs. None of the Company, any of the members of its Board of Directors, the Information Agent or the Depositary has authorized any person to make any recommendation to you as to whether you should tender or refrain from tendering your ADSs. Securityholders should carefully evaluate all information in the Offer to Purchase and in the Letter of Transmittal, consult their own financial and tax advisors and make their own decisions about whether to tender or refrain from tendering your ADSs and, if deciding to tender and how many ADSs to tender.

SIGNATURE
Signature(s)
Name(s)	(Please Print)
Taxpayer Identification or Social Security No.:	(Please Print)
Address(es)	(Include Zip Code)
Phone Number (including Area Code)
Date: